December 16, 2014 The Merger of with Exhibit 99.3

• Daniel E. Klimas – President & CEO • James H. Nicholson – Senior VP & CFO Presented by: • William J. Wagner – Chairman, President & CEO • William W. Harvey Jr. – Senior EVP & CFO

Additional Information for Shareholders of LNB Bancorp, Inc.
Communications in this document do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, Northwest Bancshares, Inc. (“Northwest”) will file with the Securities and
Exchange Commission (SEC) a Registration Statement on Form S-4 that will include a Proxy Statement of LNB Bancorp, Inc. (“LNB”), as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the
Proxy Statement/Prospectus, as well as other filings containing information about Northwest and LNB, may be obtained at the SEC’s
Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Northwest at
www.northwestsavingsbank.com or from LNB by accessing LNB’s website at www.4lnb.com. LNB and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of LNB in connection with the proposed merger. Information about the directors and executive officers of LNB is set forth in the proxy statement for LNB’s 2014 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 11, 2014. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy
Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Disclosures

Disclosures
Forward-Looking Statement
This presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
These statements include, but are not limited to, descriptions of Northwest’s financial condition, results of operations, asset and credit quality trends and profitability and statements about the expected timing, completion, financial benefit and other effects of the proposed mergers. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and
“should,” and other words of similar meaning. These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements. Factors that might cause such a difference include, but are not limited to:
market, economic, operational, liquidity, credit and interest rate risks associated with Northwest’s business; competition; government legislation and policies (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and its related regulations); ability of Northwest to execute its business plan, including the proposed acquisition of LNB Bancorp; changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits; failure or circumvention of Northwest’s internal controls; failure or disruption of our information systems; failure to adhere to or significant changes in accounting, tax or regulatory practices or requirements; new legal obligations or liabilities or unfavorable resolutions of litigations; other matters discussed in this presentation and other factors identified in Northwest’s Annual Report on Form 10-K and other periodic filings with the
Securities and Exchange Commission. These forward-looking statements are made only as of the date of this presentation, and
Northwest undertakes no obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this presentation.
Non-GAAP Financial Measures
These slides contain non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of the registrant's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the
United States. Pursuant to the requirements of Regulation G, Northwest has provided reconciliations within the slides, as necessary, of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

Transaction Highlights

Key Terms
• Consideration: 1.461 shares of NWBI stock or $18.70 in cash for each share of LNBB stock as elected by each holder of stock
• Elections subject to 50% of outstanding LNBB shares being exchanged for NWBI stock
• Deal value = $18.64 per LNBB share and $183.3 million in the aggregate, assuming average of NWBI’s last 20 closing prices of $12.72
• Price / 2016E EPS of 18.0x; Price / 2016E EPS with synergies of 11.0x
• Price to tangible book of 197.7%
• One member of LNBB Board of Directors to join NWBI Board
Financial
Impact
• Expected to be immediately accretive to EPS in 2015, excluding acquisition charges of approximately $15.0 million
• Expected EPS accretion of approximately $0.12 in 2016 (first full year of combined operations, cost savings fully phased in)
• Approximate TBV dilution of 7% earned back in approximately 4.9 years
• Cost saves estimated at 28% of LNBB’s noninterest expense
• Loan credit mark estimated at $17.5 million, or 1.9% of total gross loans
• Loan interest rate mark estimated at $8.0 million
• Expected to create goodwill of approximately $81 million
• No additional capital raise needed
Closing
• Transaction anticipated to close late in the 2
nd
quarter of 2015, subject to regulatory
and LNBB shareholder approval and other customary closing conditions
• Pro forma ownership: 93.1% NWBI / 6.9% LNBB
Note: Deal value is calculated using the 20 day average closing stock price of Northwest Bancshares, Inc. as of
Friday, December 12, 2014.

Overview of Companies
Northwest LNB
Assets $7,826,926,000 $1,241,099,000
Loans $6,054,866,000 $922,514,000
Deposits $5,707,723,000 $1,056,784,000
Common Equity $1,076,721,000 $113,065,000
Intangibles $179,533,000 $21,938,000
Market Capitalization $1.174 billion $167 million
Last Market Close $12.37 $17.27
Shares Outstanding 94.995 million 9.665 million
Offices 164 20
LNBB
Branches
NWBI
Branches
Financial information as of September 30, 2014. Stock prices as of December 12, 2014.
Northwest loan total is grossed up by undisbursed loan commitments and reduced by deferred loan costs.

LNB – An Attractive Franchise Northwest targets acquisitions that add franchise value as well as shareholder value. 7

Talented Management and Staff
• Dan Klimas, CEO of LNB Bancorp, Inc. and Lorain National Bank is a
talented and driven leader. Dan has assembled a successful and loyal management team. We are pleased that he has agreed to stay on as
Northwest’s Regional President and market leader in Ohio.
• We are pleased to be offering continued employment to all of LNB’s lenders, business development and customer-facing personnel.
• Northwest’s regional management team will remain located at their current company headquarters in Lorain.
• This strong, talented, experienced and cohesive management team represents Northwest’s foundation for future growth in Ohio.

Northwest

Non-interest checking 15.5%
Interest Checking 15.7%
Savings 21.3%
Money Market 20.7%
Time 26.8%

LNB

Non-interest Checking 14.6%
Interest Checking 17.0%
Savings 12.0%
Money Market 13.6%
Time 42.8%

Combined

Non-interest Checking 15.4%
Interest Checking 15.9%
Savings 19.8%
Money Market 19.6%
Time 29.3%

An Attractive Deposit Mix
Northwest
(deposits in millions)
% of Total
Non-interest
Checking
884.8 15.5%
Interest Checking 895.3 15.7%
Savings 1,214.3 21.3%
Money Market 1,180.5 20.7%
Time 1,532.8 26.8%
5,707.7 100%
Cost of Deposits 0.44%
• Northwest’s and LNB’s deposit mixes are quite similar with a solid base of checking accounts and strong core deposits.
• The core deposit premium being paid, based on deal pricing, is 8.7%.

September 30, 2014
LNB
(deposits in millions) % of Total
Non-interest
Checking
154.0 14.6%
Interest Checking 179.9 17.0%
Savings 127.3 12.0%
Money Market 143.9 13.6%
Time 451.7 42.8%
1,056.8 100%
Cost of Deposits 0.49%
Combined
(deposits in millions) % of Total
Non-interest
Checking
1,038.8 15.4%
Interest Checking 1,075.2 15.9%
Savings 1,341.6 19.8%
Money Market 1,324.4 19.6%
Time 1,984.5 29.3%
6,764.5 100%
Cost of Deposits 0.45%

Northwest

Commerical
7.2%
Residential
RE
41.6%
Commercial
RE
29.5%
Home Equity
17.7%
Consumer
4.0%

LNB

Commercial
9.3%
Residential
RE
7.7%
Home
Equity
13.6%
Consumer
24.6%
Commercial
RE
44.8%

Combined

Commercial
7.5%
Residential
RE
37.1%
Commercial
RE
31.6%
Home Equity
17.2%
Consumer
6.6%

A Diversified Loan Mix
• A diverse, high-quality loan portfolio provides additional balance to Northwest’s current portfolio mix.
• Our combined entity can capitalize on Northwest’s mortgage and home equity expertise in the Cleveland market and on LNB’s consumer lending expertise across Northwest’s vast footprint.
• Northwest’s size and capital strength will allow our Ohio team to increase their targeted loan size and gain access to a base of businesses with higher borrowing needs.
• The deal premium as a percentage of loans is just 8.8%. In this environment, loans are as important as deposits.
• LNB’s loan to deposit ratio is 87.3%.

September 30, 2014
Northwest
(loans in millions) % of Total
Residential RE 2,519.4 41.6%
Home Equity 1,071.5 17.7%
Consumer 238.7 4.0%
Commercial RE 1,787.9 29.5%
Commercial 437.4 7.2%
6,054.9 100%
Portfolio Yield 4.78%
LNB
(loans in millions) % of Total
Residential RE 70.9 7.7%
Home Equity 125.3 13.6%
Consumer 227.2 24.6%
Commercial RE 413.6 44.8%
Commercial 85.5 9.3%
922.5 100%
Portfolio Yield 3.91%
Combined
(loans in millions)
% of Total
Residential RE 2,590.3 37.1%
Home Equity 1,196.8 17.2%
Consumer 465.9 6.6%
Commercial RE 2,201.5 31.6%
Commercial 522.9 7.5%
6,977.4 100%
Portfolio Yield 4.66%
Northwest loan total is grossed up by undisbursed loan
commitments and reduced by deferred loan costs.

Solid Core Earnings

Annualized for Quarter Ended September 30, 2014
% of Average Assets
Northwest LNB
Net Interest Income 3.16% 2.89%
Provision for Loan Losses 0.18% 0.23%
Non-interest Income 0.93% 1.08%
Non-interest Expense 2.73% 2.84%
Net Income Before Tax 1.18% 0.90%
Federal and State Income Tax
0.30% 0.23%
Net Income After Tax 0.88% 0.67%
The LNB franchise brings a respectable net interest margin and exceptional fee income. Assuming cost saves of 28%, the
efficiency ratio of the Ohio Region of Northwest after the merger would be approximately 51%, thereby lowering Northwest’s
current efficiency ratio of 65%.

Exceptional Market Potential
• Although not considered to be an in-market acquisition, LNB’s footprint is a contiguous market and a natural extension of our strongest market, northwest Pennsylvania, and is complemented by our existing four offices in northeast Ohio.
• LNB ranks in the top 3 in market share in 9 of its 12 markets.
• With the addition of LNB, Northwest’s Ohio Region will be the second largest of our eight geographic regions.
• The Cleveland/Akron/Canton combined statistical area has a population of 3.7 million people, representing 1.5 million households and is the 15
th
largest CSA in the country.*
• The Cleveland MSA has a diversified employment base led by manufacturing and service-
based industries including health care.
• Employment statistics in the Cleveland MSA have improved greatly in recent years with unemployment down to 5.4% in Cleveland, 4.3% in Akron and 4.5% in Canton.**
• All counties within the Cleveland MSA reside within the Marcellus and Utica Shale footprint.
• The already strong ties between western Pennsylvania and eastern Ohio will continue to grow as their shared exposure to shale gas exploration further develops.

* Source: SNL
** Source: U.S. Bureau of Labor Statistics

Exceptional Market Potential
• The Cleveland/Akron/Canton area is experiencing a rebirth from a rust belt market to a center of brain gain.
• The area will always have a strong foundation in manufacturing and energy, particularly with the exploration of Marcellus and Utica Shale formations.
• LNB’s market area is home to several nationally acclaimed healthcare providers and an emerging technology and biotechnology sector.
• As a result, there is a tremendous infrastructure of private equity, legal and financial professionals.
• With a low cost of living and high quality of life, employers are attracting talent to the area.
• As a small metropolitan area, LNB’s market area is easy to navigate and yet has close access to two major airports and several regional airports.  There are also NFL, NBA and MLB professional sports franchises, as well as five minor league teams.
• The area is also home to 68 colleges and universities.
• This vibrancy is not lost on the rest of the country, with Cleveland recently having been a candidate for both the Democratic and Republican National Conventions in 2016 and selected as the winner for the RNC.
• These factors have led to significant investment in the revitalization of the downtown area, which has had a halo effect on the entire region both economically and emotionally.

2014 Rank	2013 Rank	Institution (ST)	2014 Number of Branches	2014 Total Deposits in Market ($000)	2014 Total Market Share (%)
		LORAIN COUNTY			
1	1	FirstMerit Corp. (OH)	17	1,048,048	25.57
2	2	LNB Bancorp Inc. (OH)	16	879,816	21.46
3	3	Fifth Third Bancorp (OH)	10	420,114	10.25
4	4	First FS&LA of Lorain (OH)	4	258,931	6.32
5	6	PNC Financial Services Group (PA)	7	225,429	5.50
6	5	Talmer Bancorp Inc. (MI)	7	210,521	5.14
7	7	First FS&LA of Lakewood (OH)	3	178,684	4.36
8	8	TFS Financial Corp (MHC) (OH)	1	162,639	3.97
9	9	Buckeye Bancshares Inc. (OH)	1	133,258	3.25
10	10	JPMorgan Chase & Co. (NY)	4	129,185	3.15
		Total For Institutions In Market	92	4,099,183	
		SUMMIT COUNTY			
1	1	FirstMerit Corp. (OH)	28	3,390,010	30.70
2	3	JPMorgan Chase & Co. (NY)	15	1,458,886	13.21
3	2	PNC Financial Services Group (PA)	20	1,406,142	12.73
4	4	KeyCorp (OH)	14	1,054,752	9.55
5	5	Fifth Third Bancorp (OH)	13	686,454	6.22
6	6	Royal Bank of Scotland Group	16	572,467	5.18
7	7	TFS Financial Corp (MHC) (OH)	3	524,497	4.75
8	8	New York Community Bancorp (NY)	5	468,741	4.24
9	9	Huntington Bancshares Inc. (OH)	19	439,664	3.98
10	10	U.S. Bancorp (MN)	13	244,869	2.22
12	13	LNB Bancorp Inc. (OH)	1	146,098	1.32
		Total For Institutions In Market	164	11,042,645	
		CUYAHOGA COUNTY			
1	1	KeyCorp (OH)	54	11,910,322	27.80
2	2	PNC Financial Services Group (PA)	52	6,070,306	14.17
3	3	TFS Financial Corp (MHC) (OH)	14	4,726,212	11.03
4	5	Royal Bank of Scotland Group	44	4,306,757	10.05
5	4	Huntington Bancshares Inc. (OH)	56	3,692,132	8.62
6	6	Fifth Third Bancorp (OH)	39	2,590,571	6.05
7	7	JPMorgan Chase & Co. (NY)	18	1,879,276	4.39
8	8	U.S. Bancorp (MN)	46	1,672,693	3.90
9	9	Dollar Bank FSB (PA)	21	1,423,608	3.32
10	10	New York Community Bancorp (NY)	20	1,398,142	3.26
19	19	LNB Bancorp Inc. (OH)	3	24,929	0.06
		Total For Institutions In Market	424	42,844,111	

Select Regional Employers

Ford
PolyOne
Parker
INVACARE
GOODYEAR
FirstEnergy
JO-ANN fabric and craft stores
little tikes
PROGRESSIVE
LINCOLN ELECTRIC
Cleveland Clinic
Swagelok

Exceptional Market Potential 14 Source: SNL

Exceptional Market Potential

Source: SNL
Market
2014
Population
(#)
Ann. 5-Yr
Projected
Pop Chg (%)
2014
Households Projected HH
(#)
Ann. 5-Yr
Chg (%)
2014
Median HH Projected HH
Income ($)
Ann. 5-Yr
Inc Chg (%)
Markets where LNBB has an office
Amherst, OH                                         11,324 (0.41) 4,620 (0.17) 49,360 (0.27)
Avon Lake, OH                                        23,150 0.50 9,165 0.58 71,889 0.06
Avon, OH                                          22,685 1.32 7,968 1.14 73,533 0.04
Elyria, OH                                         53,826 (0.33) 22,655 (0.12) 41,299 0.28
Hudson, OH                                         21,986 (0.28) 7,563 (0.20) 95,974 (0.47)
Lagrange, OH                                        2,074 (0.28) 763 (0.11) 65,487 (0.07)
Lorain, OH                                         62,813 (0.47) 25,603 (0.15) 31,767 0.16
North Ridgeville, OH                                    30,872 0.90 12,022 0.82 63,666 0.31
Oberlin, OH                                         8,106 (0.72) 2,816 0.09 51,433 1.05
Olmsted Falls, OH                                      9,195 0.11 3,714 (0.02) 65,127 0.60
Stow, OH                                          35,122 0.18 14,379 0.21 59,632 (0.07)
Vermilion, OH                                        10,215 (0.37) 4,105 (0.23) 51,913 0.01
Westlake, OH                                        32,812 0.09 13,997 0.19 66,446 0.32
Median 22,685 (0.28) 7,968 (0.02) 63,666 0.06
Markets that LNBB touches
Bay Village, OH                                       15,338 (0.42) 6,122 (0.30) 76,008 0.29
Grafton, OH                                         6,252 (1.00) 1,299 (0.06) 60,338 0.55
Rocky River, OH                                       19,982 (0.24) 9,288 (0.05) 59,977 (0.14)
Sheffield Lake, OH                                     9,019 (0.33) 3,747 (0.03) 43,164 (0.53)
Sheffield Village, OH                                    4,105 0.61 1,621 0.51 56,926 0.01
Twinsburg, OH                                        19,173 0.63 7,493 0.51 65,275 0.02
Median 12,179 (0.29) 4,935 (0.04) 60,158 0.02
Market
2014
Population
(#)
Ann. 5-Yr
Projected
Pop Chg (%)
2014
Households Projected HH
(#)
Ann. 5-Yr
Chg (%)
2014
Median HH Projected HH
Income ($)
Ann. 5-Yr
Inc Chg (%)
Nearby markets representing  expansion potential
Eastern
Beachwood, OH                                        11,819 (0.15) 5,054 (0.02) 65,428 (0.04)
Chagrin Falls, OH                                      4,158 0.03 1,901 0.22 54,190 (1.08)
Highland Heights, OH                                    8,467 0.34 3,294 0.55 90,301 0.19
Lyndhurst, OH                                        13,713 (0.43) 6,423 (0.15) 60,840 0.06
Pepper Pike, OH                                       5,911 (0.19) 2,185 0.06 99,013 (0.79)
Shaker Heights, OH                                     27,949 (0.37) 11,731 (0.24) 62,920 (0.04)
Solon, OH                                          23,525 0.17 8,423 0.20 85,197 (0.41)
Western
Fairview Park, OH                                      16,513 (0.40) 7,503 (0.22) 50,942 0.38
North Olmsted, OH                                      32,072 (0.41) 13,547 (0.19) 53,237 0.20
Southern
Brecksville, OH                                       13,567 5,343 (0.03) 82,970 (0.24)
Broadview Heights, OH                                    19,803
(0.11)
7,783 0.36 73,975 (0.18)
Fairlawn, OH                                        7,317 (0.13) 3,208 (0.08) 56,735 0.52
Independence, OH                                      7,033 (0.30) 2,741 (0.24) 65,667 (0.38)
Macedonia, OH                                        11,627 0.58 4,442 0.51 80,892 0.20
North Royalton, OH                                     30,900 0.34 13,230 0.46 57,897 0.03
Seven Hills, OH                                       11,606 (0.36) 4,933 (0.26) 63,643 0.60
Strongsville, OH                                      44,743 0.01 17,730 0.10 69,806 0.20
Median 13,567 (0.13) 5,343 (0.02) 65,428 0.03
0.45

An Attractive Branch Network

Northwest LNB
Branches 164 20
Deposits $5,707,723,000 $1,056,784,000
Deposits/Branch $34,803,000 $52,839,000
Excluding Retirement Village Branches
Branches 16
Deposits $1,042,085,000
Deposits/Branch                       $65,130,000
• Ten of LNB’s non-retirement village branches have over $50 million of deposits.
• The strength of LNB’s branch network lies in small and mid-sized northeastern Ohio communities. Small-town banking is Northwest’s strongest niche.
• Attractive facilities which are in good locations with good access, drive-ups and little deferred maintenance.
Financial data as of September 30, 2014

Access to New Customers

Northwest LNB Combined
Number of Households 294,629 44,280 338,909
Number of Customers 537,500 66,420 603,920
Number of Accounts 1,206,540 122,000 1,328,540
A strategic challenge of the banking industry is expanding our existing customer base. The merger with LNB brings Northwest access to a significant number of new households and new customers.

Solid Asset Quality

Financial data as of September 30, 2014
Note: Northwest’s due diligence review, assisted by a third party specialist, looked at 38.4% of the loan portfolio including 87% of construction, development and land loans, 71% of non-owner occupied commercial real estate loans, 78% of multi-family and 74% of commercial and industrial loans. Our review gave comfort that no additional credit mark above reserve will be necessary.  Northwest loan total is grossed up by undisbursed loan commitments and reduced by deferred loan costs.
Northwest LNB Combined
Total Loans $6,054,866,000 $922,514,000 $6,977,380,000
Nonperforming Loans $90,216,000 $18,193,000 $108,409,000
Nonperforming Loan % 1.51% 1.97% 1.55%
Nonperforming Assets $105,223,000 $18,938,000 $124,161,000
Nonperforming Asset % 1.34% 1.53% 1.38%
Allowance for Loan Losses $71,650,000 $17,432,000
ALLL as a % of Loans 1.20% 1.90%
ALLL as a % of
Nonperforming Loans 79% 96%

Transaction Overview 19

Strong Pro Forma Financial Metrics

Northwest
Bancshares
LNB Bancorp
Pro Forma
($ in thousands) 3Q 2014 3Q 2014
Branches 164 20
184
Total Assets $7,826,926 $1,241,099 $9,036,129
Total Loans, net 5,885,451 906,579 6,800,005
Total Deposits 5,707,723 1,056,784 6,766,314
TCE / TA 11.77% 7.47% 10.30%
NPAs / Loans + OREO 2.43% 2.49% 2.44%
Market Capitalization $1,208,334 $166,921 $1,298,145
Price / Total Book Value 112% 148% 111%
Price / Tangible Book Value 135% 183% 144%
Price / 2016E 18.9x 15.5x 16.1x
Note: Forward earnings estimates are based on analyst consensus for LNB’s 2016 net income. Deal value is calculated using the 20 day average closing stock price of Northwest Bancshares, Inc. as of Friday, December 12,
2014.

Attractively Priced Relative to
Comparable Transactions

($ in millions)
LNB Bancorp
Median*
Deal Value $183.3 $120.0
Price / Book 159.4% 175.3%
Price / TBV 197.7% 212.1%
Price / 2016 EPS 18.0x N/A
Price / 2016 EPS w/ synergies 11.0x N/A
Core Deposit Premium 8.7% 13.2%
Target Composite Financials
Assets $1,241.1 $846.0
TCE / Assets 7.47% 8.99%
LTM ROAA 0.60% 0.85%
LTM ROAE 6.80% 7.91%
* Median is comprised of deals announced in 2014 where target is headquartered in Ohio and contiguous states with assets between $350mm and $3.0B and TCE/TA greater than 5.0%
Note: Forward earnings estimates are based on analyst consensus for LNB’s 2016 net income. Deal value is calculated using the 20 day average closing stock price of Northwest Bancshares, Inc. as of Friday, December 12,
2014.

Transaction Highlights
Strategic
• Marks a significant expansion into nearby northeastern Ohio market, which is demographically appealing
• LNB is the last independent, fully shareholder-owned community bank with assets greater than $1 billion based in the Cleveland MSA
• Strong core deposit franchise of nearly $800 million
• Retention of talented senior management team who have demonstrated an ability to grow their franchise
• Significant opportunity for continued expansion
Financial
• Expected to be immediately accretive to EPS (excluding one-time charges)
• Run rate EPS accretion of greater than 17% in 2016 and beyond
• Tangible book value dilution of 7% with restructuring charges implies an earn back of approximately 4.9 years
• Tangible common equity/tangible assets remains over 10% while
ROATCE estimated at approximately 9% in 2016
Execution
• Similar disciplined risk cultures and customer focus
• Familiar markets
• Comprehensive due diligence completed including loan review
• Conversion and integration experience reduces integration risk
• Will not cross Durbin threshold

Appendix 23

Non-GAAP Reconciliation

Efficiency Ratio
($000, data is LTM as of 9/30/14) Northwest LNB
Noninterest Expense $214,500 $35,407
Less: Amortization of Intangibles & Goodwill Impairment (1,214) (136)
Less: Foreclosure & Repo Expense (3,888) (117)
Adjusted Noninterest Expense $209,398 $35,154
Net Interest Income (FTE) $254,260 $36,840
Noninterest Income 67,789 12,734
Total Income $322,049 $49,574
Efficiency Ratio 65.02% 70.91%
(Adjusted Noninterest Expense / Total Income)
Source: SNL Financial.

Non-GAAP Reconciliation

Tangible Common Equity/Tangible
Assets
($000, data is LTM as of 9/30/14) Northwest LNB
Total Common Shareholders' Equity $1,076,721 $113,065
Less: Goodwill & Other Intangibles, net (179,533) (21,938)
Tangible Common Equity $897,188 $91,127
Total Assets $7,826,926 $1,241,099
Less: Goodwill & Other Intangibles, net (179,533) (21,938)
Tangible Assets $7,647,393 $1,219,161
Tangible Common Equity / Tangible Assets 11.73% 7.47%
Source: SNL Financial.

Non-GAAP Reconciliation

Return on Avg. Tangible Common Equity
($000, data is LTM as of 9/30/14) Northwest LNB
Net Income $65,050 $7,201
Plus: Amortization of Intangibles (35% tax rate) 789 88
Net Income Before Amortization of Intangibles $65,839 $7,289
Average Total Shareholders' Equity $1,108,353 $106,575
Less: Average Goodwill & Other Intangibles, net (178,686) (22,005)
Average Tangible Common Equity $929,667 $84,570
Return on Average Tangible Common Equity 7.08% 8.62%
Source: SNL Financial.